Joint Filer Information

Name:	Elan Science Three Limited
Address:	Treasury Building, Lower Grand Canal Street,
Dublin 2, Ireland
Designated Filer:	Elan Corporation, plc
Issuer & Ticker Symbol:	Alkermes plc (ALKS)
Date of Earliest
Transaction Required
to be Reported:	3/13/12
Signature:	/s/ William F. Daniel
Name: William F. Daniel
Title: Company Secretary
Elan Science Three Limited